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                                                                     EXHIBIT 21

                 SUBSIDIARIES OF MARINE SHUTTLE OPERATIONS INC.

1.       Marine Shuttle Operations AS, a Norwegian limited company.

2. Offshore Shuttle AS, a Norwegian limited company.